Exhibit 99.1

Navient Reports Fourth-Quarter and Full-Year 2014 Financial Results

Navient Acquires $13 Billion in Student Loans during the Year

2014 Charge-Off Rates on Private Education Loan Portfolio Improve to Lowest Levels Since 2008

$1 Billion Authorized for Common Share Repurchases, Effective Jan. 1, 2015

NEWARK, Del., Jan. 21, 2015 — Navient (Nasdaq: NAVI) today released fourth-quarter 2014 and full-year 2014 financial results that include $13 billion of student loan purchases during 2014 and lower year-over-year charge-off rates on private education loans.

“2014 marked the successful launch of Navient as an industry leader in loan management, servicing and asset recovery,” said Jack Remondi, president and CEO, Navient. “We enable millions of customers to successfully manage their education loan repayment, helping them capture the value of their higher education. Our customized outreach assisted a record 762,000 student loan customers in 2014 to enroll in income-driven or other alternative payment programs. We continued to meet our commitment to create shareholder value as we announced $13 billion in portfolio acquisitions and realized year-over-year improvements in credit quality. I’m proud of our 6,200 dedicated employees, who each and every day deliver results for our customers, clients and shareholders. Looking ahead to 2015 — our first full year as Navient — we are ready to continue our track record of success.”

For the fourth-quarter 2014, GAAP net income was $263 million ($0.64 diluted earnings per share), compared with $270 million ($0.60 diluted earnings per share) for the year-ago quarter. For 2014, GAAP net income was $1.1 billion ($2.69 diluted earnings per share), compared with $1.4 billion ($3.12 diluted earnings per share) for 2013.

Core earnings for the quarter were $217 million ($0.53 diluted earnings per share), compared with $274 million ($0.62 diluted earnings per share) for the year-ago quarter. Excluding expenses associated with regulatory matters, fourth-quarter 2014 and 2013 diluted core earnings per share were $0.54 and $0.70, respectively.

Core earnings for the year were $818 million ($1.93 diluted earnings per share), compared with $1.2 billion ($2.77 diluted earnings per share) for 2013. Excluding expenses associated with regulatory matters, 2014 and 2013 diluted core earnings per share were $2.10 and $2.85, respectively.

The results for 2013 include gains from the sale of residual interests in FFELP securitization trusts, the divestiture of two subsidiaries and debt repurchases. These transactions increased core earnings by $0.14 and $0.75 per diluted share for the fourth-quarter and full-year 2013, respectively. Excluding these transactions and the expenses associated with regulatory matters, fourth-quarter and full-year 2013 diluted core earnings per share were $0.56 and $2.10, respectively. The table below summarizes the impact of the 2013 transactions resulting in gains on core earnings:

	Increase (Decrease) in Core Earnings over Year-Ago Periods
(Dollars in millions)	Fourth-Quarter 2014 vs. 2013	Full-Year 2014 vs. 2013
Gains from sales of residual interests in FFELP securitization trusts	$—	$(312)
Gains from sales of subsidiaries, net of tax	(62)	(109)
Debt repurchase gains	—	(48)

Navient reports core earnings because management makes its financial decisions based on such measures. The changes in GAAP net income are impacted by the same core earnings items discussed above, as well as changes in net income attributable to (1) the financial results attributable to the operations of the consumer banking business prior to the spin-off on April 30, 2014, and related restructuring and reorganization expense incurred in connection with the spin-off, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but have not been included in core earnings results. Fourth-quarter 2014 GAAP results included gains of $98 million from derivative accounting treatment that are excluded from core earnings results, compared with gains of $8 million in the year-ago period. See “Differences between Core Earnings and GAAP” for a complete reconciliation between GAAP net income and core earnings.

Federally Guaranteed Student Loans (FFELP)

In its FFELP loans segment, Navient acquires and finances FFELP loans.

Core earnings for the segment were $82 million in fourth-quarter 2014, compared with the year-ago quarter’s $81 million.

Full-year 2014 core earnings for this segment were $296 million compared with $513 million in 2013. This decrease was primarily due to $312 million of gains from the sale of residual interests in FFELP securitization trusts which occurred in 2013.

The company acquired $9.5 billion of FFELP loans in the fourth-quarter 2014 for a total of $11.3 billion of FFELP loans acquired during the full-year 2014. At Dec. 31, 2014, Navient held $104.5 billion of FFELP loans, compared with $103.2 billion of FFELP loans held at Dec. 31, 2013.

Private Education Loans

In its private education loans segment, Navient acquires, finances and services private education loans.

Core earnings for the segment were $92 million in fourth-quarter 2014, compared with the year-ago quarter’s $86 million. This increase is primarily the result of a $24 million decrease in the provision for private education loan losses.

Core earnings fourth-quarter 2014 private education loan portfolio results vs. fourth-quarter 2013 are as follows:

•	Delinquencies of 90 days or more of 3.8 percent of loans in repayment, down from 4.7 percent.

•	Total delinquencies of 8.1 percent of loans in repayment, down from 9.3 percent.

•	Annualized charge-off rate of 2.5 percent of average loans in repayment, down from 3.3 percent.

•	Student loan spread of 3.99 percent, down from 4.04 percent.

•	Provision for private education loan losses of $128 million, down from $152 million.

Full-year core earnings for this segment were $351 million, compared with $269 million in 2013. This increase was primarily the result of a $183 million decrease in the provision for loan losses.

The company acquired $11 million of private education loans in the fourth-quarter 2014 for a total of $1.6 billion of private education loans acquired during the full-year 2014. At Dec. 31, 2014, Navient held $29.8 billion of private education loans, compared with $31 billion of private education loans held at Dec. 31, 2013.

Business Services

Navient’s business services segment includes fees primarily from servicing and asset recovery activities.

Business services core earnings were $98 million in fourth-quarter 2014, compared with $187 million in the year-ago quarter. The decrease in core earnings was primarily the result of the $62 million after-tax gain recognized with the sale of a subsidiary in the year-ago quarter, as well as lower asset recovery revenue, primarily related to a legislative reduction in certain fees earned, and a lower balance of FFELP loans serviced.

Full-year core earnings for this segment were $428 million compared with $609 million in 2013. This decrease was primarily the result of $109 million of after-tax gains from the sale of two subsidiaries in 2013, lower asset recovery revenue and a lower balance of FFELP loans serviced.

The company services student loans for over 12 million customers, including 6.2 million customers on behalf of the U.S. Department of Education (ED).

Operating Expenses

The company recognized core earnings operating expenses related to regulatory matters of $9 million and $54 million for fourth-quarter 2014 and 2013, respectively, and $120 million and $54 million for full-year 2014 and 2013, respectively. Excluding these regulatory matters, fourth-quarter 2014 core earnings operating expenses were $206 million, compared with $179 million in the year-ago quarter, and full-year 2014 operating expenses were $804 million, compared with $734 million in 2013. The respective increases over the prior-year periods are primarily due to incremental costs post-spin-off resulting from operating as a new separate company, as well as increased third-party servicing and asset recovery activities.

Funding and Liquidity

During the fourth-quarter 2014, Navient issued $1 billion in FFELP asset-backed securities (ABS), $664 million in private education loan ABS and $1 billion in unsecured debt. In November 2014, Navient closed a $10 billion FFELP loan asset-backed commercial paper facility. The facility, which matures in November 2017, will finance the acquisition of FFELP loans, as well as provide additional liquidity to the company.

During 2014, Navient issued $5 billion in FFELP ABS, $1.8 billion in private education loan ABS and $1.9 billion in unsecured debt.

Shareholder Distributions

In Dec. 2014, Navient paid a common stock dividend of $0.15 per share, resulting in a full-year common stock dividend of $0.60 per share.

Navient repurchased 8.7 million shares of common stock for $168 million in the fourth quarter of 2014, and an aggregate of 30.4 million shares for $600 million in the year ended 2014, fully utilizing the company’s 2014 share repurchase program authorization. In Dec. 2014, the company’s board of directors authorized $1 billion to be utilized in a new common share repurchase program effective Jan. 1, 2015, with no expiration date.

Spin-Off of Navient

On April 30, 2014, the spin-off of Navient from SLM Corporation was completed and Navient is now an independent, publicly traded company. Due to the relative significance of Navient to SLM Corporation prior to the spin-off, for financial reporting purposes, Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to SLM Corporation as constituted prior to the spin-off, notwithstanding the legal form of the spin-off. Since Navient is the accounting successor to SLM Corporation, the historical financial statements of SLM Corporation prior to the distribution on April 30, 2014, are the historical financial statements of Navient. As a result, the GAAP financial results reported in this earnings release include the historical financial results of SLM Corporation prior to the spin-off on April 30, 2014 (i.e., such consolidated results include both the loan management, servicing and asset recovery business (Navient) and the consumer banking business (SLM Corporation)) and reflect the deemed distribution of the consumer banking business to SLM Corporation’s stockholders on April 30, 2014. See “Presentation of Information” and “Spin-Off of Navient” for further information.

* * *

Navient reports financial results on a GAAP basis and also provides certain core earnings performance measures. The difference between the company’s core earnings and GAAP results for the periods presented were (1) the financial results attributable to the operations of the consumer banking business prior to the spin-off on April 30, 2014, and related restructuring and reorganization expense incurred in connection with the spin-off, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but have not been included in core earnings results. Navient provides core earnings measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. In addition, Navient’s equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “‘Core Earnings’ — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings.

Definitions for capitalized terms in this document can be found in Navient’s Form 10 (filed with the SEC on April 10, 2014, and declared effective on April 14, 2014). Certain reclassifications have been made to the balances as of and for the three months and year ended Dec. 31, 2013, to be consistent with classifications adopted for 2014, and had no effect on net income, total assets or total liabilities.

* * *

Navient will host earnings conference call tomorrow, Jan. 22, at 8 a.m. EST. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating in the call should dial 855-267-0359 (USA and Canada) or dial 267-751-3600 (international) and use access code 61712056 starting at 7:45 a.m. EST. A live audio webcast of the conference call may be accessed at www.navient.com/investors. A replay of the conference call will be available via Navient’s website approximately two hours after the call’s conclusion. A telephone replay may be accessed approximately two hours after the call’s conclusion through Feb. 5, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 61712056.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments, and other details, may be accessed at www.navient.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in Navient’s Form 10, as amended, filed with the Securities and Exchange Commission (the “SEC”) on April 10, 2014 and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, or those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and adverse effects of such initiatives on its business; failures or delays in the planned conversion to our servicing platform of the recently acquired Wells Fargo FFELP portfolio or any other portfolio acquisitions; risks associated with restructuring initiatives, including the recently completed separation of Navient from SLM Corporation; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from other loan servicers; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets vs. its funding arrangements; changes in general economic conditions; the company’s ability to successfully effectuate any acquisitions and other strategic initiatives; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

* * *

About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (Nasdaq: NAVI) helps customers navigate the path to financial success. Servicing more than $300 billion in student loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of government and higher education clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com. Navient began trading on Nasdaq as an independent company on May 1, 2014.

Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com
Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com
Customers:	888-272-5543

# # #

Presentation of Information

Unless the context otherwise requires, references in this earnings release to:

•

“We,” “our,” “us,” or the “Company” with respect to any period on or prior to the date of the Spin-Off refers to Old SLM and its consolidated subsidiaries as constituted prior to the Spin-Off, and any references to “Navient,” “we,” “our,” “us,” or the “Company” with respect to any period after the date of the Spin-Off refers to Navient and its consolidated subsidiaries.

•

“Old SLM” refers to SLM Corporation, as it existed prior to the Spin-Off, and its consolidated subsidiaries. As part of an internal corporate reorganization of Old SLM, Old SLM was merged into a limited liability company and became a subsidiary of Navient, changing its name to “Navient, LLC.”

•

Navient’s historical business and operations refer to Old SLM’s portfolio of FFELP and private education student loans not held by Sallie Mae Bank, together with the servicing and asset recovery businesses that were retained by or transferred to Navient in connection with the internal corporate reorganization.

•

“SLM BankCo” refers to New BLC Corporation, which became the publicly traded successor to Old SLM on April 29, 2014 by virtue of a merger pursuant to Section 251(g) of the Delaware General Corporation Law (“DGCL”), and its consolidated subsidiaries. Following consummation of the merger, New BLC Corporation changed its name to SLM Corporation. Immediately after the Spin-Off, SLM BankCo’s business consists primarily of the consumer banking business previously operated by Old SLM, which includes Sallie Mae Bank and its portfolio of Private Education Loans, a new Private Education Loan servicing business and the Upromise Rewards business.

•	“Spin-Off” collectively refers to the internal reorganization of Old SLM and the distribution of Navient.

Spin-Off of Navient

On April 30, 2014, Old SLM completed its planned separation into two entities — Navient, a loan management, servicing and asset recovery business, and SLM BankCo, comprised primarily of Sallie Mae Bank and its Private Education Loan originations business and the Private Education Loans it held. The separation was completed through the distribution of 100 percent of the outstanding shares of Navient common stock, on the basis of one share of Navient common stock for each share of Old SLM common stock.

Due to the relative significance of Navient to Old SLM, among other factors, for financial reporting purposes Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to Old SLM, notwithstanding the legal form of the Spin-Off. As a result, the historical GAAP financial statements of Old SLM prior to the distribution on April 30, 2014 are the historical financial statements of Navient. For that reason the historical GAAP financial information related to periods on or prior to April 30, 2014 contained in this earnings release is that of Old SLM (which includes the consolidated results of both the loan management, servicing and asset recovery business (Navient) and the consumer banking business (SLM BankCo)).

Since Navient is the “accounting spinnor,” the GAAP financial statements of Navient reflect the deemed distribution of SLM BankCo to SLM BankCo’s stockholders on April 30, 2014, notwithstanding the legal form of the Spin-Off in which Navient stock was distributed to the stockholders of SLM BankCo.

Selected Historical Financial Information and Ratios

	Quarters Ended			Years Ended
(In millions, except per share data)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
GAAP Basis
Net income attributable to Navient Corporation	$263	$359	$270	$1,149	$1,418
Diluted earnings per common share attributable to Navient Corporation	$.64	$.85	$.60	$2.69	$3.12
Weighted average shares used to compute diluted earnings per share	413	423	443	425	449
Net interest margin, FFELP Loans	1.31%	1.32%	1.34%	1.30%	1.29%
Net interest margin, Private Education Loans	3.85%	3.91%	4.11%	4.06%	4.13%
Return on assets	.76%	1.05%	.70%	.81%	.89%
Ending FFELP Loans, net	$104,521	$97,707	$104,588	$104,521	$104,588
Ending Private Education Loans, net	29,796	30,476	37,512	29,796	37,512

Ending total student loans, net	$134,317	$128,183	$142,100	$134,317	$142,100

Average FFELP Loans	$99,323	$98,736	$105,518	$100,662	$112,152
Average Private Education Loans	30,869	31,179	38,508	33,672	38,292

Average total student loans	$130,192	$129,915	$144,026	$134,334	$150,444

“Core Earnings” Basis(1)
Net income attributable to Navient Corporation	$217	$218	$274	$818	$1,242
Diluted earnings per common share attributable to Navient Corporation	$.53	$.52	$.62	$1.93	$2.77
Weighted average shares used to compute diluted earnings per share	413	423	443	425	449
Net interest margin, FFELP Loans	.91%	.93%	.90%	.90%	.88%
Net interest margin, Private Education Loans	3.89%	3.96%	3.86%	3.94%	3.87%
Return on assets	.63%	.64%	.76%	.59%	.82%
Ending FFELP Loans, net	$104,521	$97,707	$103,163	$104,521	$103,163
Ending Private Education Loans, net	29,796	30,476	31,006	29,796	31,006

Ending total student loans, net	$134,317	$128,183	$134,169	$134,317	$134,169

Average FFELP Loans	$99,323	$98,736	$104,245	$100,202	$111,008
Average Private Education Loans	30,869	31,179	32,109	31,243	32,296

Average total student loans	$130,192	$129,915	$136,354	$131,445	$143,304

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

FFELP Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
FFELP Loan spread	1.00%	1.02%	1.01%	.99%	.98%
Net interest margin	.91%	.93%	.90%	.90%	.88%
Provision for loan losses	$10	$10	$8	$40	$48
Charge-offs	$9	$14	$20	$60	$76
Charge-off rate	.05%	.08%	.10%	.08%	.09%
Total delinquency rate	16.6%	15.1%	17.0%	16.6%	17.0%
Greater than 90-day delinquency rate	8.5%	7.6%	9.3%	8.5%	9.3%
Forbearance rate	15.5%	16.8%	14.9%	15.5%	14.9%

Private Education Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Private Education Loan spread	3.99%	4.06%	4.04%	4.04%	4.09%
Net interest margin	3.89%	3.96%	3.86%	3.94%	3.87%
Provision for loan losses	$128	$130	$152	$539 (1)	$722
Charge-offs	$174	$158	$230	$717	$878
Charge-off rate	2.5%	2.3%	3.3%	2.6%	3.1%
Total delinquency rate	8.1%	7.9%	9.3%	8.1%	9.3%
Greater than 90-day delinquency rate	3.8%	3.4%	4.7%	3.8%	4.7%
Forbearance rate	3.8%	4.4%	3.8%	3.8%	3.8%
Loans in repayment with more than 12 payments made	91.5%	90.5%	88.7%	91.5%	88.7%
Cosigner rate	64%	64%	63%	64%	63%
Average FICO	719	718	717	719	717

(1)

Prior to the Spin-Off, Sallie Mae Bank sold $666 million of loans to Old SLM in the quarter ended March 31, 2014 for (1) securitization transactions at Old SLM and (2) to enable Old SLM to manage loans either granted forbearance or were 90 days or more past due. In the quarter ended March 31, 2014, $29 million of the allowance for loan loss balance was transferred from Sallie Mae Bank to Old SLM. As a result, Old SLM did not need to provide additional provision for loan losses for these loans in the quarter ended March 31, 2014. Had the allowance not transferred from Sallie Mae Bank to Old SLM, the provision would have been $568 million for the year ended December 31, 2014.

Business Services Segment Performance Metrics — “Core Earnings”

(Dollars in billions)	December 31, 2014	September 30, 2014	December 31, 2013
Contingent asset recovery receivables	$15.4	$16.0	$16.2
Number of accounts serviced for ED (in millions)	6.2	6.1	5.7
Total federal loans serviced	$276	$277	$265

Results of Operations

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four business segments: FFELP Loans, Private Education Loans, Business Services and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				December 31, 2014 vs. September 30, 2014		December 31, 2014 vs. December 31, 2013
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	December 31, 2014	September 30, 2014	December 31, 2013	$	%	$	%
Interest income:
FFELP Loans	$640	$638	$685	$2	—%	$(45)	(7)%
Private Education Loans	483	490	642	(7)	(1)	(159)	(25)
Other loans	2	2	3	—	—	(1)	(33)
Cash and investments	2	2	4	—	—	(2)	(50)

Total interest income	1,127	1,132	1,334	(5)	—	(207)	(16)
Total interest expense	513	508	545	5	1	(32)	(6)

Net interest income	614	624	789	(10)	(2)	(175)	(22)
Less: provisions for loan losses	138	140	190	(2)	(1)	(52)	(27)

Net interest income after provisions for loan losses	476	484	599	(8)	(2)	(123)	(21)
Other income (loss):
Gains (losses) on sales of loans and investments	—	—	(5)	—	—	5	(100)
Gains (losses) on derivative and hedging activities, net	(22)	108	(128)	(130)	(120)	106	(83)
Servicing revenue	82	81	67	1	1	15	22
Asset recovery revenue	80	65	108	15	23	(28)	(26)
Gains on debt repurchases	—	—	—	—	—	—	—
Other income	32	34	33	(2)	(6)	(1)	(3)

Total other income (loss)	172	288	75	(116)	(40)	97	129
Expenses:
Operating expenses	215	195	305	20	10	(90)	(30)
Goodwill and acquired intangible asset impairment and amortization expense	2	2	3	—	—	(1)	(33)
Restructuring and other reorganization expenses	10	14	26	(4)	(29)	(16)	(62)

Total expenses	227	211	334	16	8	(107)	(32)

Income from continuing operations before income tax expense	421	561	340	(140)	(25)	81	24
Income tax expense	159	200	129	(41)	(21)	30	23

Net income from continuing operations	262	361	211	(99)	(27)	51	24
Income (loss) from discontinued operations, net of tax expense (benefit)	1	(2)	59	3	150	(58)	(98)

Net income	263	359	270	(96)	(27)	(7)	(3)
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—

Net income attributable to Navient Corporation	263	359	270	(96)	(27)	(7)	(3)
Preferred stock dividends	—	—	5	—	—	(5)	(100)

Net income attributable to Navient Corporation common stock	$263	$359	$265	$(96)	(27)	$(2)	(1)

Basic earnings per common share attributable to Navient Corporation:
Continuing operations	$.65	$.87	$.47	$(.22)	(25)%	$.18	38%
Discontinued operations	—	—	.14	—	—	(.14)	(100)

Total	$.65	$.87	$.61	$(.22)	(25)%	$.04	7%

Diluted earnings per common share attributable to Navient Corporation:
Continuing operations	$.64	$.85	$.47	$(.21)	(25)%	$.17	36%
Discontinued operations	—	—	.13	—	—	(.13)	(100)

Total	$.64	$.85	$.60	$(.21)	(25)%	$.04	7%

Dividends per common share attributable to Navient Corporation	$.15	$.15	$.15	$—	—%	$—	—%

GAAP Statements of Income (Unaudited)

	Years Ended December 31,		Increase (Decrease)

(In millions, except per share data)	2014	2013	$	%
Interest income:
FFELP Loans	$2,556	$2,822	$(266)	(9)%
Private Education Loans	2,156	2,527	(371)	(15)
Other loans	9	11	(2)	(18)
Cash and investments	9	17	(8)	(47)

Total interest income	4,730	5,377	(647)	(12)
Total interest expense	2,063	2,210	(147)	(7)

Net interest income	2,667	3,167	(500)	(16)
Less: provisions for loan losses	628	839	(211)	(25)

Net interest income after provisions for loan losses	2,039	2,328	(289)	(12)
Other income (loss):
Gains (losses) on sales of loans and investments	—	302	(302)	(100)
Gains (losses) on derivative and hedging activities, net	139	(268)	407	152
Servicing revenue	298	290	8	3
Asset recovery revenue	388	420	(32)	(8)
Gains on debt repurchases	—	42	(42)	(100)
Other income	82	100	(18)	(18)

Total other income (loss)	907	886	21	2
Expenses:
Operating expenses	987	1,042	(55)	(5)
Goodwill and acquired intangible asset impairment and amortization expense	9	13	(4)	(31)
Restructuring and other reorganization expenses	113	72	41	57

Total expenses	1,109	1,127	(18)	(2)

Income from continuing operations, before income tax expense	1,837	2,087	(250)	(12)
Income tax expense	688	776	(88)	(11)

Net income from continuing operations	1,149	1,311	(162)	(12)
Income (loss) from discontinued operations, net of tax expense (benefit)	—	106	(106)	(100)

Net income	1,149	1,417	(268)	(19)
Less: net loss attributable to noncontrolling interest	—	(1)	1	(100)

Net income attributable to Navient Corporation	1,149	1,418	(269)	(19)
Preferred stock dividends	6	20	(14)	(70)

Net income attributable to Navient Corporation common stock	$1,143	$1,398	$(255)	(18)%

Basic earnings per common share attributable to Navient Corporation:
Continuing operations	$2.74	$2.94	$(.20)	(7)%
Discontinued operations	—	.24	(.24)	(100)

Total	$2.74	$3.18	$(.44)	(14)%

Diluted earnings per common share attributable to Navient Corporation:
Continuing operations	$2.69	$2.89	$(.20)	(7)%
Discontinued operations	—	.23	(.23)	(100)

Total	$2.69	$3.12	$(.43)	(14)%

Dividends per common share attributable to Navient Corporation	$.60	$.60	$—	—%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	December 31, 2014	September 30, 2014	December 31, 2013
Assets
FFELP Loans (net of allowance for losses of $93, $92 and $119, respectively)	$104,521	$97,707	$104,588
Private Education Loans (net of allowance for losses of $1,916, $1,959 and $2,097, respectively)	29,796	30,476	37,512
Cash and investments	2,076	2,564	6,082
Restricted cash and investments	3,926	3,683	3,650
Goodwill and acquired intangible assets, net	369	371	424
Other assets	5,664	5,544	7,287

Total assets	$146,352	$140,345	$159,543

Liabilities
Short-term borrowings	$2,663	$5,994	$13,795
Long-term borrowings	136,866	127,669	136,648
Other liabilities	2,625	2,526	3,458

Total liabilities	142,154	136,189	153,901

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series A: 0 million, 0 million and 3.3 million shares, respectively, issued at stated value of $50 per share	—	—	165
Series B: 0 million, 0 million and 4 million shares, respectively, issued at stated value of $100 per share	—	—	400
Common stock, par value $0.01, $0.01 and $0.20 per share, respectively; 1.125 billion shares authorized: 426 million, 425 million and 545 million shares, respectively, issued	4	4	109
Additional paid-in capital	2,893	2,880	4,399
Accumulated other comprehensive income, net of tax expense	9	8	13
Retained earnings	1,724	1,521	2,584

Total Navient Corporation stockholders’ equity before treasury stock	4,630	4,413	7,670
Less: Common stock held in treasury: 24 million, 15 million and 116 million shares, respectively	(432)	(257)	(2,033)

Total Navient Corporation stockholders’ equity	4,198	4,156	5,637
Noncontrolling interest	—	—	5

Total equity	4,198	4,156	5,642

Total liabilities and equity	$146,352	$140,345	$159,543

Consolidated Earnings Summary — GAAP basis

Three Months Ended December 31, 2014 Compared with Three Months Ended December 31, 2013

For the three months ended December 31, 2014, net income was $263 million, or $0.64 diluted earnings per common share, compared with net income of $270 million, or $0.60 diluted earnings per common share, for the three months ended December 31, 2013. The decrease in net income was primarily due to a $175 million decline in net interest income, a $28 million decrease in asset recovery revenue and a $58 million after-tax decrease in income from discontinued operations. This was almost entirely offset by a $106 million increase in net gains on derivative and hedging activities, a $52 million decline in the provisions for loan losses, a $90 million decrease in operating expenses and a $16 million decrease in restructuring and other reorganization expenses.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income decreased by $175 million, of which $121 million related to the deemed distribution of SLM BankCo on April 30, 2014. Also contributing to the decrease was a reduction in FFELP net interest income resulting from a $6 billion decline in average FFELP Loans outstanding.

•

Provisions for loan losses declined $52 million, of which $29 million related to the deemed distribution of SLM BankCo on April 30, 2014. Also contributing to the decrease was the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

•

Gains (losses) on derivative and hedging activities, net, increased $106 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•

Asset recovery revenue decreased $28 million primarily as a result of the Bipartisan Budget Act (the “Budget Act”) enacted on December 26, 2013 and effective on July 1, 2014, which reduced the amount paid to Guarantor agencies for defaulted FFELP Loans that are rehabilitated. This legislative reduction in fees earned represents $43 million of the $28 million decrease in asset recovery revenue.

•

In the fourth quarter of 2014 and 2013, we recorded $9 million and $65 million of expense, respectively, related to the settlement of regulatory matters. Excluding these expenses, operating expenses decreased $34 million. This decrease was primarily due to $61 million related to the deemed distribution of SLM BankCo on April 30, 2014, partially offset by incremental costs post-Spin-Off resulting from operating as a new separate company, as well as increased third-party servicing and asset recovery activities.

•

Restructuring and other reorganization expenses decreased $16 million to $10 million. These expenses were primarily related to costs incurred in connection with the Spin-Off. We expect the costs associated with the Spin-Off to be minimal after December 31, 2014.

•

Income from discontinued operations decreased by $58 million primarily as a result of the sale of our 529 college savings plan administration business in the fourth quarter of 2013, which resulted in an after-tax gain of $56 million.

We repurchased 8.7 million and 7.7 million shares of our common stock during the three months ended December 31, 2014 and 2013, respectively, as part of our common share repurchase program. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 30 million common shares from the year-ago quarter.

Year Ended December 31, 2014 Compared with Year Ended December 31, 2013

For the year ended December 31, 2014, net income was $1.1 billion, or $2.69 diluted earnings per common share, compared with net income of $1.4 billion, or $3.12 diluted earnings per common share, for the year ended

December 31, 2013. The decrease in net income was primarily due to a $500 million decline in net interest income, a $302 million decrease in gains on sales of loans and investments, a $106 million after-tax decrease in income from discontinued operations, a $42 million decrease in debt repurchase gains, and higher restructuring and other reorganization costs of $41 million. This was partially offset by a $211 million decline in the provisions for loan losses, a $407 million increase in net gains on derivative and hedging activities and a $55 million decrease in operating expenses.

The primary contributors to each of the identified drivers of changes in net income for the current year-end period compared with the year-ago period are as follows:

•

Net interest income decreased by $500 million, of which $259 million related to the deemed distribution of SLM BankCo on April 30, 2014. Also contributing to the decrease was a reduction in FFELP net interest income resulting from an $11 billion decline in average FFELP Loans outstanding. This decline in FFELP Loans was due, in part, to the sale of Residual Interests in FFELP Loan securitization trusts in the first half of 2013. There were approximately $12 billion of FFELP Loans in these trusts at the time of sale.

•

Provisions for loan losses declined $211 million, of which $20 million related to the deemed distribution of SLM BankCo on April 30, 2014. The remaining $191 million decrease was primarily the result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

•

Gains on sales of loans and investments decreased by $302 million primarily as the result of $312 million in gains on the sales of the Residual Interests in FFELP Loan securitization trusts in the first-half of 2013. There were no sales in the current year-end period.

•

Gains (losses) on derivative and hedging activities, net, increased $407 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•	Gains on debt repurchases decreased $42 million. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

In full-year 2014 and 2013, we recognized $112 million and $65 million of expense, respectively, related to the settlement of regulatory matters. Excluding these expenses, operating expenses decreased $102 million. This decrease was primarily due to $171 million related to the deemed distribution of SLM BankCo on April 30, 2014, partially offset by incremental costs post-Spin-Off resulting from operating as a new separate company, increased third-party servicing and asset recovery activities, increased account resolution efforts on our education loan portfolios, as well as additional external servicing costs related to loan acquisitions during the year.

•

Restructuring and other reorganization expenses increased $41 million to $113 million. These expenses were primarily related to costs incurred in connection with the Spin-Off. We expect the costs associated with the Spin-Off to be minimal after December 31, 2014.

•

Income from discontinued operations decreased by $106 million primarily as a result of the sale of our Campus Solutions business in the second quarter of 2013 and our 529 college savings plan administration business in the fourth quarter of 2013, which resulted in after-tax gains of $38 million and $56 million, respectively.

We repurchased 30.4 million shares and 27.0 million shares of our common stock during the years ended December 31, 2014 and 2013, respectively, as part of our common share repurchase program. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 24 million common shares from the year-ago period.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for three items, discussed below, that are either related to the Spin-Off or create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the three items we remove to result in our “Core Earnings” presentations are:

1.	The financial results attributable to the operations of the consumer banking business (SLM BankCo) prior to the Spin-Off and related restructuring and reorganization expense incurred in connection with the Spin-Off. For GAAP purposes, Navient reflected the deemed distribution of SLM BankCo on April 30, 2014. For “Core Earnings,” we exclude the consumer banking business as if it had never been a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014;

2.	Unrealized mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

3.	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Old SLM’s definition of “Core Earnings” did not exclude the financial results attributable to the operations of the consumer banking business and related restructuring and reorganization expense incurred in connection with the Spin-Off. In connection with the Spin-Off, Navient included this additional adjustment as a part of “Core Earnings” to allow better comparability of Navient’s results to pre-Spin-Off historical periods. All prior periods in this earnings release have been restated to conform to Navient’s revised definition of “Core Earnings.”

	Quarter Ended December 31, 2014
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$533	$483	$—	$—	$—	$1,016	$167	$(60)	$107	$1,123
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	1	—	—	1	—	2	—	—	—	2

Total interest income	534	483	—	3	—	1,020	167	(60)	107	1,127
Total interest expense	297	176	—	30	—	503	9	1	10	513

Net interest income (loss)	237	307	—	(27)	—	517	158	(61)	97	614
Less: provisions for loan losses	10	128	—	—	—	138	—	—	—	138

Net interest income (loss) after provisions for loan losses	227	179	—	(27)	—	379	158	(61)	97	476
Other income (loss):
Gains (losses) on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	20	7	166	—	(111)	82	—	—	—	82
Asset recovery revenue	—	—	80	—	—	80	—	—	—	80
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	—	2	7	—	9	(158)	159	1	10

Total other income (loss)	20	7	248	7	(111)	171	(158)	159	1	172
Expenses:
Direct operating expenses	120	43	98	14	(111)	164	—	—	—	164
Overhead expenses	—	—	—	51	—	51	—	—	—	51

Operating expenses	120	43	98	65	(111)	215	—	—	—	215
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	2	2	2
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	10	10	10

Total expenses	120	43	98	65	(111)	215	—	12	12	227
Income (loss) from continuing operations, before income tax expense (benefit)	127	143	150	(85)	—	335	—	86	86	421
Income tax expense (benefit)(3)	45	51	53	(30)	—	119	—	40	40	159

Net income (loss) from continuing operations	$82	$92	$97	$(55)	$—	$216	$—	$46	$46	$262
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	1	—	—	1	—	—	—	1

Net income (loss)	$82	$92	$98	$(55)	$—	$217	$—	$46	$46	$263

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2014
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$97	$—	$97
Total other income	—	1	—	1
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	2	2
Restructuring and other reorganization expenses	10	—	—	10

Total “Core Earnings” adjustments to GAAP	$(10)	$98	$(2)	86

Income tax expense				40

Net income				$46

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended September 30, 2014
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$531	$490	$—	$—	$—	$1,021	$167	$(60)	$107	$1,128
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	1	—	—	1	—	2	—	—	—	2

Total interest income	532	490	—	3	—	1,025	167	(60)	107	1,132
Total interest expense	293	174	—	29	—	496	10	2	12	508

Net interest income (loss)	239	316	—	(26)	—	529	157	(62)	95	624
Less: provisions for loan losses	10	130	—	—	—	140	—	—	—	140

Net interest income (loss) after provisions for loan losses	229	186	—	(26)	—	389	157	(62)	95	484
Other income (loss):
Gains (losses) on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	16	10	167	—	(112)	81	—	—	—	81
Asset recovery revenue	—	—	65	—	—	65	—	—	—	65
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	—	3	8	—	11	(157)	288	131	142

Total other income (loss)	16	10	235	8	(112)	157	(157)	288	131	288
Expenses:
Direct operating expenses	118	40	98	3	(112)	147	—	—	—	147
Overhead expenses	—	—	—	48	—	48	—	—	—	48

Operating expenses	118	40	98	51	(112)	195	—	—	—	195
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	2	2	2
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	14	14	14

Total expenses	118	40	98	51	(112)	195	—	16	16	211
Income (loss) from continuing operations, before income tax expense (benefit)	127	156	137	(69)	—	351	—	210	210	561
Income tax expense (benefit)(3)	48	58	50	(25)	—	131	—	69	69	200

Net income (loss) from continuing operations	$79	$98	$87	$(44)	$—	$220	$—	$141	$141	$361
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	(2)	—	—	(2)	—	—	—	(2)

Net income (loss)	$79	$98	$85	$(44)	$—	$218	$—	$141	$141	$359

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2014
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$95	$—	$95
Total other income	—	131	—	131
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	2	2
Restructuring and other reorganization expenses	14	—	—	14

Total “Core Earnings” adjustments to GAAP	$(14)	$226	$(2)	210

Income tax expense				69

Net income				$141

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended December 31, 2013
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$547	$510	$—	$—	$—	$1,057	$204	$66	$270	$1,327
Other loans	—	—	—	3	—	3	—	—	—	3
Cash and investments	—	1	—	1	—	2	—	2	2	4

Total interest income	547	511	—	4	—	1,062	204	68	272	1,334
Total interest expense	300	190	—	20	—	510	11	24	35	545

Net interest income (loss)	247	321	—	(16)	—	552	193	44	237	789
Less: provisions for loan losses	8	152	—	—	—	160	—	30	30	190

Net interest income (loss) after provisions for loan losses	239	169	—	(16)	—	392	193	14	207	599
Other income (loss):
Gains (losses) on sales of loans and investments	—	—	—	(5)	—	(5)	—	—	—	(5)
Servicing revenue	15	2	171	—	(121)	67	—	—	—	67
Asset recovery revenue	—	—	108	—	—	108	—	—	—	108
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	—	—	2	—	2	(193)	96	(97)	(95)

Total other income (loss)	15	2	279	(3)	(121)	172	(193)	96	(97)	75
Expenses:
Direct operating expenses	126	34	86	62	(121)	187	—	62	62	249
Overhead expenses	—	—	—	46	—	46	—	10	10	56

Operating expenses	126	34	86	108	(121)	233	—	72	72	305
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	3	3	3
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	26	26	26

Total expenses	126	34	86	108	(121)	233	—	101	101	334
Income (loss) from continuing operations, before income tax expense (benefit)	128	137	193	(127)	—	331	—	9	9	340
Income tax expense (benefit)(3)	47	51	70	(47)	—	121	—	8	8	129

Net income (loss) from continuing operations	$81	$86	$123	$(80)	$—	$210	$—	$1	$1	$211
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	64	—	—	64	—	(5)	(5)	59

Net income (loss)	$81	$86	$187	$(80)	$—	$274	$—	$(4)	$(4)	$270

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2013
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$92	$115	$—	$207
Total other income	10	(107)	—	(97)
Operating expenses	72	—	—	72
Goodwill and acquired intangible asset impairment and amortization	—	—	3	3
Restructuring and other reorganization expenses	26	—	—	26

Total “Core Earnings” adjustments to GAAP	$4	$8	$(3)	9

Income tax expense				8
Loss from discontinued operations, net of tax benefit				(5)

Net loss				$(4)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Year Ended December 31, 2014
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$2,097	$1,958	$—	$—	$—	$4,055	$699	$(42)	$657	$4,712
Other loans	—	—	—	9	—	9	—	—	—	9
Cash and investments	4	—	—	4	—	8	—	1	1	9

Total interest income	2,101	1,958	—	13	—	4,072	699	(41)	658	4,730
Total interest expense	1,168	708	—	114	—	1,990	42	31	73	2,063

Net interest income (loss)	933	1,250	—	(101)	—	2,082	657	(72)	585	2,667
Less: provisions for loan losses	40	539	—	—	—	579	—	49	49	628

Net interest income (loss) after provisions for loan losses	893	711	—	(101)	—	1,503	657	(121)	536	2,039
Other income (loss):
Gains (losses) on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	62	25	668	—	(456)	299	—	(1)	(1)	298
Asset recovery revenue	—	—	388	—	—	388	—	—	—	388
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	—	6	26	—	32	(657)	846	189	221

Total other income (loss)	62	25	1,062	26	(456)	719	(657)	845	188	907
Expenses:
Direct operating expenses	483	181	384	132	(456)	724	—	36	36	760
Overhead expenses	—	—	—	200	—	200	—	27	27	227

Operating expenses	483	181	384	332	(456)	924	—	63	63	987
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	9	9	9
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	113	113	113

Total expenses	483	181	384	332	(456)	924	—	185	185	1,109
Income (loss) from continuing operations, before income tax expense (benefit)	472	555	678	(407)	—	1,298	—	539	539	1,837
Income tax expense (benefit)(3)	176	204	250	(150)	—	480	—	208	208	688

Net income (loss) from continuing operations	$296	$351	$428	$(257)	$—	$818	$—	$331	$331	$1,149
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$296	$351	$428	$(257)	$—	$818	$—	$331	$331	$1,149

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2014
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$136	$400	$—	$536
Total other income	15	173	—	188
Operating expenses	63	—	—	63
Goodwill and acquired intangible asset impairment and amortization	—	—	9	9
Restructuring and other reorganization expenses	113	—	—	113

Total “Core Earnings” adjustments to GAAP	$(25)	$573	$(9)	539

Income tax expense				208

Net income				$331

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Year Ended December 31, 2013
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$2,274	$2,037	$—	$—	$—	$4,311	$816	$222	$1,038	$5,349
Other loans	—	—	—	11	—	11	—	—	—	11
Cash and investments	5	2	—	5	—	12	—	5	5	17

Total interest income	2,279	2,039	—	16	—	4,334	816	227	1,043	5,377
Total interest expense	1,260	748	—	59	—	2,067	55	88	143	2,210

Net interest income (loss)	1,019	1,291	—	(43)	—	2,267	761	139	900	3,167
Less: provisions for loan losses	48	722	—	—	—	770	—	69	69	839

Net interest income (loss) after provisions for loan losses	971	569	—	(43)	—	1,497	761	70	831	2,328
Other income (loss):
Gains (losses) on sales of loans and investments	312	—	—	(10)	—	302	—	—	—	302
Servicing revenue	76	33	705	(1)	(529)	284	—	6	6	290
Asset recovery revenue	—	—	420	—	—	420	—	—	—	420
Gains on debt repurchases	—	—	—	48	—	48	(6)	—	(6)	42
Other income (loss)	—	—	5	5	—	10	(755)	577	(178)	(168)

Total other income (loss)	388	33	1,130	42	(529)	1,064	(761)	583	(178)	886
Expenses:
Direct operating expenses	555	179	348	68	(529)	621	—	185	185	806
Overhead expenses	—	—	—	167	—	167	—	69	69	236

Operating expenses	555	179	348	235	(529)	788	—	254	254	1,042
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	13	13	13
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	72	72	72

Total expenses	555	179	348	235	(529)	788	—	339	339	1,127
Income (loss) from continuing operations, before income tax expense (benefit)	804	423	782	(236)	—	1,773	—	314	314	2,087
Income tax expense (benefit)(3)	291	154	284	(86)	—	643	—	133	133	776

Net income (loss) from continuing operations	513	269	498	(150)	—	1,130	—	181	181	1,311
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	111	1	—	112	—	(6)	(6)	106

Net income (loss)	513	269	609	(149)	—	1,242	—	175	175	1,417
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	(1)	(1)	(1)

Net income (loss) attributable to Navient Corporation	$513	$269	$609	$(149)	$—	$1,242	$—	$176	$176	1,418

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2013
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$376	$455	$—	$831
Total other income	34	(212)	—	(178)
Operating expenses	254	—	—	254
Goodwill and acquired intangible asset impairment and amortization	—	—	13	13
Restructuring and other reorganization expenses	72	—	—	72

Total “Core Earnings” adjustments to GAAP	$84	$243	$(13)	314

Income tax expense				133
Loss from discontinued operations, net of tax benefit				(6)
Net loss attributable to noncontrolling interest				(1)

Net income				$176

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
“Core Earnings” adjustments to GAAP:
Net impact of the removal of SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off	$(10)	$(14)	$4	$(25)	$84
Net impact of derivative accounting	98	226	8	573	243
Net impact of goodwill and acquired intangible assets	(2)	(2)	(3)	(9)	(13)
Net tax effect	(40)	(69)	(8)	(208)	(133)
Net impact of discontinued operations and noncontrolling interest	—	—	(5)	—	(5)

Total “Core Earnings” adjustments to GAAP	$46	$141	$(4)	$331	$176

(1)	SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off: On April 30, 2014, the Spin-Off of Navient from Old SLM was completed and Navient is now an independent, publicly-traded company. Due to the relative significance of Navient to SLM Corporation prior to the Spin-Off, among other factors, for financial reporting purposes Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to Old SLM as constituted prior to the Spin-Off, notwithstanding the legal form of the Spin-Off. Since Navient is treated for accounting purposes as the “accounting spinnor,” the GAAP financial statements of Navient reflect the deemed distribution of SLM BankCo to SLM BankCo’s stockholders on April 30, 2014.

For “Core Earnings,” we assume the consumer banking business (SLM BankCo) was never a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014 and we have removed the restructuring and reorganization expense incurred in connection with the Spin-Off. Excluding these items provides management with a useful basis from which to better evaluate results from ongoing operations against results from prior periods. The adjustment relates to the exclusion of the consumer banking business and represents the operations, assets, liabilities and equity of SLM BankCo, which is comprised of Sallie Mae Bank, Upromise Rewards, the Insurance Business, and the Private Education Loan origination functions. Included in these amounts are also certain general corporate overhead expenses related to the consumer banking business. General corporate overhead consists of costs primarily associated with accounting, finance, legal, human resources, certain information technology costs, stock compensation, and executive management and the board of directors. These costs were generally allocated to the consumer banking business based on the proportionate level of effort provided to the consumer banking business relative to Old SLM using a relevant allocation driver (e.g., in proportion to the number of employees by function that were being transferred to SLM BankCo as opposed to remaining at Navient). All intercompany transactions between SLM BankCo and Navient have been eliminated. In addition, all prior preferred stock dividends are removed as SLM BankCo succeeded Old SLM as the issuer of the preferred stock in connection with the Spin-Off.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
SLM BankCo net income, before income tax expense	$—	$—	$30	$88	$156
Restructuring and reorganization expense in connection with the Spin-Off	(10)	(14)	(26)	(113)	(72)

Total net impact, before income tax expense	$(10)	$(14)	$4	$(25)	$84

(2)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our FFELP Loans, Private Education Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$(22)	$108	$(128)	$139	$(268)
Plus: Realized losses on derivative and hedging activities, net(1)	158	157	193	657	755

Unrealized gains (losses) on derivative and hedging activities, net(2)	136	265	65	796	487
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(60)	(60)	(77)	(255)	(307)
Other derivative accounting adjustments(3)	22	21	20	32	63

Total net impact of derivative accounting(4)	$98	$226	$8	$573	$243

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Floor Income Contracts	$125	$195	$183	$633	$785
Basis swaps	(7)	(9)	(1)	(5)	(14)
Foreign currency hedges	—	58	(103)	72	(248)
Other	18	21	(14)	96	(36)

Total unrealized gains (losses) on derivative and hedging activities, net	$136	$265	$65	$796	$487

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to student loan interest income; and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(167)	$(167)	$(204)	$(699)	$(816)
Net settlement income on interest rate swaps reclassified to net interest income	9	10	11	42	55
Net realized gains on terminated derivative contracts reclassified to other income	—	—	—	—	6

Total reclassifications of realized losses on derivative and hedging activities	$(158)	$(157)	$(193)	$(657)	$(755)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of December 31, 2014, derivative accounting has reduced GAAP equity by approximately $553 million as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after tax net losses related to derivative accounting.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Beginning impact of derivative accounting on GAAP equity	$(617)	$(760)	$(936)	$(926)	$(1,080)
Net impact of net unrealized gains (losses) under derivative accounting(1)	64	143	10	373	154

Ending impact of derivative accounting on GAAP equity	$(553)	$(617)	$(926)	$(553)	$(926)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Total pre-tax net impact of derivative accounting recognized in net income(a)	$98	$226	$8	$573	$243
Tax impact of derivative accounting adjustments recognized in net income	(36)	(83)	(3)	(195)	(111)
Change in unrealized gain (losses) on derivatives, net of tax recognized in other comprehensive income	2	—	5	(5)	22

Net impact of net unrealized gains (losses) under derivative accounting	$64	$143	$10	$373	$154

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Hedging Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective period-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of December 31, 2014, the remaining amortization term of the net floor premiums was approximately 5 years for existing contracts. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013
Unamortized net Floor premiums (net of tax)(1)	$(295)	$(236)	$(354)

(1)	$(466) million, $(374) and $(567) million on a pre-tax basis as of December 31, 2014, September 30, 2014 and December 31, 2013, respectively.

In addition to using Floor Income Contracts, we also use pay fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. Gains and losses on the effective portion of these hedges are recorded in accumulated other comprehensive income and ineffectiveness is recorded immediately to earnings. Hedged Floor Income from these cash flow hedges that has not been recognized into “Core Earnings” and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in “Core Earnings” and GAAP in future periods and is presented net of tax. As of December 31, 2014, the hedged period is from April 2016 through December 2019. Historically, we have used pay fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013
Unrecognized hedged Floor Income (net of tax)(1)	$($320)	$—	$—

(1)	$(508) million on a pre-tax basis as of December 31, 2014.

3)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(2)	$(2)	$(3)	$(9)	$(13)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Financial Condition

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

Private Education Loans Portfolio Performance

Private Education Loan Delinquencies and Forbearance — GAAP Basis

	December 31, 2014		September 30, 2014		December 31, 2013
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$3,053		$3,436		$6,528
Loans in forbearance(2)	1,059		1,258		1,102
Loans in repayment and percentage of each status:
Loans current	24,761	91.9%	24,963	92.1%	28,768	91.7%
Loans delinquent 31-60 days(3)	734	2.7	732	2.7	802	2.6
Loans delinquent 61-90 days(3)	436	1.6	468	1.8	513	1.6
Loans delinquent greater than 90 days(3)	1,018	3.8	929	3.4	1,287	4.1

Total Private Education Loans in repayment	26,949	100%	27,092	100%	31,370	100%

Total Private Education Loans, gross	31,061		31,786		39,000
Private Education Loan unamortized discount	(594)		(604)		(704)

Total Private Education Loans	30,467		31,182		38,296
Private Education Loan receivable for partially charged-off loans	1,245		1,253		1,313
Private Education Loan allowance for losses	(1,916)		(1,959)		(2,097)

Private Education Loans, net	$29,796		$30,476		$37,512

Percentage of Private Education Loans in repayment		86.8%		85.2%		80.4%

Delinquencies as a percentage of Private Education Loans in repayment		8.1%		7.9%		8.3%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.8%		4.4%		3.4%

Loans in repayment with more than 12 payments made		91.5%		90.5%		84.3%

Cosigner rate		64%		64%		67%

Average FICO		719		718		722

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Private Education Loan Delinquencies and Forbearance — “Core Earnings” Basis

	December 31, 2014		September 30, 2014		December 31, 2013
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$3,053		$3,436		$3,954
Loans in forbearance(2)	1,059		1,258		1,085
Loans in repayment and percentage of each status:
Loans current	24,761	91.9%	24,963	92.1%	24,835	90.7%
Loans delinquent 31-60 days(3)	734	2.7	732	2.7	773	2.8
Loans delinquent 61-90 days(3)	436	1.6	468	1.8	503	1.8
Loans delinquent greater than 90 days(3)	1,018	3.8	929	3.4	1,287	4.7

Total Private Education Loans in repayment	26,949	100%	27,092	100%	27,398	100%

Total Private Education Loans, gross	31,061		31,786		32,437
Private Education Loan unamortized discount	(594)		(604)		(709)

Total Private Education Loans	30,467		31,182		31,728
Private Education Loan receivable for partially charged-off loans	1,245		1,253		1,313
Private Education Loan allowance for losses	(1,916)		(1,959)		(2,035)

Private Education Loans, net	$29,796		$30,476		$31,006

Percentage of Private Education Loans in repayment		86.8%		85.2%		84.5%

Delinquencies as a percentage of Private Education Loans in repayment		8.1%		7.9%		9.3%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.8%		4.4%		3.8%

Loans in repayment with more than 12 payments made		91.5%		90.5%		88.7%

Cosigner rate		64%		64%		63%

Average FICO		719		718		717

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Allowance for Private Education Loan Losses — GAAP Basis

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Allowance at beginning of period	$1,959	$1,983	$2,144	$2,097	$2,171
Provision for Private Education Loan losses	128	130	180	588	787
Charge-offs(1)	(174)	(158)	(230)	(717)	(878)
Reclassification of interest reserve(2)	3	4	3	17	17
Distribution of SLM BankCo	—	—	—	(69)	—

Allowance at end of period	$1,916	$1,959	$2,097	$1,916	$2,097

Charge-offs as a percentage of average loans in repayment (annualized)	2.5%	2.3%	2.9%	2.5%	2.8%
Allowance as a percentage of the ending total loan balance	5.9%	5.9%	5.2%	5.9%	5.2%
Allowance as a percentage of ending loans in repayment	7.1%	7.2%	6.7%	7.1%	6.7%
Average coverage of charge-offs (annualized)	2.8	3.1	2.3	2.7	2.4
Ending total loans(3)	$32,306	$33,039	$40,313	$32,306	$40,313
Average loans in repayment	$27,127	$27,228	$31,336	$28,577	$31,556
Ending loans in repayment	$26,949	$27,092	$31,370	$26,949	$31,370

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

Allowance for Private Education Loan Losses — “Core Earnings” Basis

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Allowance at beginning of period	$1,959	$1,983	$2,090	$2,035	$2,106
Provision for Private Education Loan losses	128	130	152	539	722
Charge-offs(1)	(174)	(158)	(230)	(717)	(878)
Reclassification of interest reserve(2)	3	4	3	17	17
Loan sales and other transactions	—	—	20	42	68

Allowance at end of period	$1,916	$1,959	$2,035	$1,916	$2,035

Charge-offs as a percentage of average loans in repayment (annualized)	2.5%	2.3%	3.3%	2.6%	3.1%
Allowance as a percentage of the ending total loan balance	5.9%	5.9%	6.0%	5.9%	6.0%
Allowance as a percentage of ending loans in repayment	7.1%	7.2%	7.4%	7.1%	7.4%
Average coverage of charge-offs (annualized)	2.8	3.1	2.2	2.7	2.3
Ending total loans(3)	$32,306	$33,039	$33,750	$32,306	$33,750
Average loans in repayment	$27,127	$27,228	$27,583	$27,145	$27,966
Ending loans in repayment	$26,949	$27,092	$27,398	$26,949	$27,398

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of December 31, 2014, we considered several factors with respect to our Private Education Loan portfolio. In particular, we continue to see improvement in credit quality and continuing positive delinquency and charge-off trends in connection with this portfolio. On a “Core Earnings” basis, total loans delinquent (as a percentage of loans in repayment) have decreased to 8.1 percent from 9.3 percent in the year-ago quarter. Loans greater than 90 days delinquent (as a percentage of loans in repayment) have decreased to 3.8 percent from 4.7 percent in the year-ago quarter. The charge-off rate decreased to 2.5 percent from 3.3 percent in the year-ago quarter. Loans in forbearance (as a percentage of loans in repayment and forbearance) have remained unchanged at 3.8 percent compared with the year-ago quarter.

The Private Education Loan provision for loan losses on a “Core Earnings” basis was $128 million in the fourth quarter of 2014, down $24 million from the fourth quarter of 2013; and $539 million for the year ended December 31, 2014, down $183 million from the year-ago period. The decline in both periods was primarily a result of the overall improvement in credit quality and performance trends discussed above, leading to decreases in expected future charge-offs.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. Private Education Loans which defaulted between 2007 and 2014 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. According to our policy, we have been charging off these periodic shortfalls in expected recoveries against our allowance for Private Education Loan losses and the related receivable for partially charged-off Private Education Loans and we will continue to do so. There was $385 million and $336 million in the allowance for Private Education Loan losses at December 31, 2014 and 2013, respectively, providing for possible additional future charge-offs related to the receivable for partially charged-off Private Education Loans.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP Basis and “Core Earnings” Basis are the same).

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Receivable at beginning of period	$1,253	$1,269	$1,322	$1,313	$1,347
Expected future recoveries of current period defaults(1)	58	51	74	233	290
Recoveries(2)	(48)	(48)	(53)	(215)	(230)
Charge-offs(3)	(18)	(19)	(30)	(86)	(94)

Receivable at end of period	1,245	1,253	1,313	1,245	1,313
Allowance for estimated recovery shortfalls(4)	(385)	(392)	(336)	(385)	(336)

Net receivable at end of period	$860	$861	$977	$860	$977

(1)	Represents the difference between the defaulted loan balance and our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

(4)

The allowance for estimated recovery shortfalls of the receivable for partially charged-off Private Education Loans is a component of the $1.9 billion, $2.0 billion and $2.1 billion overall allowance for Private Education Loan losses as of December 31, 2014, September 30, 2013 and December 31, 2013.

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the repayment of $1.1 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash and investment portfolio, the issuance of additional unsecured debt, the predictable operating cash flows provided by earnings, the repayment of principal on unencumbered student loan assets and the distributions from our securitization trusts (including servicing fees which are priority payments within the trusts). We may also draw down on our secured FFELP and Private Education facilities or issue term asset-backed securities (“ABS”).

We no longer originate Private Education Loans or FFELP Loans and therefore no longer have liquidity requirements for new originations, but we will continue to opportunistically purchase Private Education Loan and FFELP Loan portfolios from others.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,449	$1,950	$3,015
Unencumbered FFELP Loans	1,909	1,682	1,259

Total “Core Earnings” basis	3,358	3,632	$4,274
SLM BankCo(1)	—	—	3,709

Total GAAP basis	$3,358	$3,632	$7,983

(1)	As of December 30, 2013, includes $2.3 billion of cash and $1.4 billion of FFELP Loans.

Average Balances

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$2,139	$1,958	$2,563	$2,066	$2,475
Unencumbered FFELP Loans	1,856	1,859	1,117	1,810	835

Total “Core Earnings” basis	3,995	3,817	3,680	3,876	3,310
SLM BankCo(1)	—	—	3,300	976	2,725

Total GAAP basis	$3,995	$3,817	$6,980	$4,852	$6,035

(1)

For the quarter ended December 31, 2013, includes $2.0 billion of cash and $1.3 billion of FFELP Loans. For the years ended December 31, 2014 and 2013, includes $515 million and $1.6 billion of cash, respectively, and $461 million and $1.1 billion of FFELP Loans, respectively.

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan–other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of December 31, 2014, September 30, 2014, and December 31, 2013, the maximum additional capacity under these facilities was $13.2 billion, $11.0 billion and $10.6 billion, respectively. For the three months ended December 31, 2014, September 30, 2014 and December 31, 2013, the average maximum additional capacity under these facilities was $14.0 billion, $10.8 billion and 11.1 billion, respectively. For the years ended December 31, 2014 and 2013, the average maximum additional capacity under these facilities was $12.2 billion and $11.1 billion, respectively.

In addition to the FFELP Loan–other facilities, liquidity may also be available from our Private Education Loan asset-backed commercial paper facility (“ABCP”). This facility provides liquidity for Private Education Loan acquisitions and for the refinancing of loans presently on our balance sheet or in other short-term facilities. The maximum capacity under this facility is $1 billion. At December 31, 2014, the available capacity under this facility was $652 million. This facility matures in June 2015.

We also hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. Total unencumbered student loans comprised $7.3 billion of our unencumbered assets of which $5.4 billion and $1.9 billion related to Private Education Loans and FFELP Loans, respectively. At December 31, 2014, we had a total of $12.4 billion of unencumbered assets inclusive of those described above as sources of primary liquidity and exclusive of goodwill and acquired intangible assets.

For further discussion of our various sources of liquidity, our continued access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Form 10 filed with the Securities and Exchange Commission on April 10, 2014, effective on April 14, 2014.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	December 31, 2014	September 30, 2014	December 31, 2013
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.9	$4.4	$4.6
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	6.5	6.5	6.7
Tangible unencumbered assets(1)	12.4	12.9	23.8
Senior unsecured debt	(17.4)	(17.4)	(18.3)
Bank deposits	—	—	(8.9)
Mark-to-market on unsecured hedged debt(2)	(0.9)	(0.8)	(0.8)
Other liabilities, net	(1.7)	(1.8)	(1.9)

Total tangible equity — GAAP Basis	$3.8	$3.8	$5.2

(1)	Excludes goodwill and acquired intangible assets.

(2)

At December 31, 2014, September 30, 2014 and December 31, 2013, there were $794 million, $654 million and $612 million, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.

Fourth-Quarter 2014 Financing Transactions

The following financing transactions have taken place in the fourth quarter of 2014:

Unsecured Financings:

•	On November 6, 2014, Navient issued $1.0 billion in senior unsecured bonds.

FFELP Loan Financings:

•	On November 25, 2014, Navient issued $1.0 billion in FFELP Loan ABS.

Private Education Loan Financings:

•	On October 23, 2014, Navient issued $664 million in Private Education Loan ABS.

Additional FFELP ABCP Facility:

In November 2014, we closed on a $10.0 billion FFELP Loan ABCP facility. The facility, which matures in November 2017, will finance the acquisition of FFELP Loans, as well as provide additional liquidity to the Company.

Recent First-Quarter 2015 Financing Transactions

On January 13, 2015, Navient priced $689 million in Private Education Loan ABS, scheduled to settle on January 22, 2015.

Shareholder distributions

In December 2014, we paid a common stock dividend of $0.15 per share.

We repurchased 8.7 million shares of common stock for $168 million in the fourth quarter of 2014, fully utilizing our 2014 share repurchase program authorization. In December 2014, our board of directors authorized $1.0 billion to be utilized in a new common share repurchase program that is effective January 1, 2015 and does not have an expiration date.